Exhibit 23.11

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 and related Prospectus of Energy Transfer Equity, L.P. for the registration of 5.875% Senior Notes and to the incorporation by reference therein of our report dated March 1, 2013, with respect to the consolidated financial statements of Sunoco Logistics Partners L.P., included in Sunoco Logistics Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2013 and incorporated by reference in Energy Transfer Equity, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2013, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

July 10, 2014